SUB-ITEM 77C

MFS Government Limited Maturity Fund held a special meeting of shareholders on November 8, 2006. Shareholders represented in person or by proxy voted as follows:

Proposal 1: To approve the Agreement and Plan of Reorganization providing for the transfer of the assets of MFS Government Limited Maturity Fund to MFS Limited Maturity Fund, in exchange solely for shares of beneficial interest in MFS Limited Maturity Fund and the assumption by MFS Limited Maturity Fund of the liabilities of MFS Government Limited Maturity Fund, and the distribution of the MFS Limited Maturity Fund shares to the shareholders of MFS Government Limited Maturity Fund in liquidation of MFS Government Limited Maturity Fund.

------------------------------ ------------------------------ -----------------
                               No. of Dollars                 % of Outstanding

                                     Dollars

------------------------------ ------------------------------ -----------------
------------------------------ ------------------------------ -----------------
For                                          $109,317,687.24            45.260%
------------------------------ ------------------------------ -----------------
------------------------------ ------------------------------ -----------------
Against                                        $2,156,813.89              .893%
------------------------------ ------------------------------ -----------------
------------------------------ ------------------------------ -----------------
Abstain                                       $13,362,589.81             5.533%
------------------------------ ------------------------------ -----------------
------------------------------ ------------------------------ -----------------
Total                                        $124,837,090.94            51.686%
------------------------------ ------------------------------ -----------------